Exhibit 5.1

[HODGSON RUSS LLP LETTERHEAD]

John J. Zak

Partner

Direct Dial: 716.848.1253

Direct Facsimile: 716.819.4617

jzak@hodgsonruss.com

April 28, 2016

Greatbatch, Inc.

2595 Dallas Parkway, Suite 310

Frisco, Texas, 75034

Ladies and Gentlemen:

We have acted as counsel to Greatbatch, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”), on or about the date of this letter, of a registration statement on Form S-3 (the “Registration Statement”), pursuant to which the Company is registering, under the Securities Act of 1933, as amended (the “Securities Act”), 3,928,944 shares of the Company’s common stock, $0.001 par value (the “Shares”), which may be sold by the selling stockholders named in the prospectus forming a part of the Registration Statement (the “Selling Stockholders”) from time to time on a delayed or continuous basis pursuant to Rule 415 under the Securities Act.

This letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K.

The opinion set forth in this letter is subject to the following limitations:

1. We have examined the Registration Statement and such other instruments, documents, certificates and records as we have deemed relevant and necessary as the basis of the opinion set forth in this letter. In our examination, we have assumed (a) the authenticity of original documents and the genuineness of all signatures, (b) the conformity to the originals of all documents submitted to us as copies, (c) the accuracy on the date of this letter as well as on the date made of each statement as to any factual matter made in any document submitted to us, (d) the legal capacity of each natural person, (e) that the Registration Statement, and any amendments thereto (including post-effective amendments), will be declared effective under the Securities Act and (f) that all of the Shares will be sold in compliance with applicable United States federal and state securities statutes, rules, regulations and other laws and in the manner stated in the Registration Statement.

2. We do not express any opinion concerning any law other than the General Corporation Law of the State of Delaware.

Greatbatch, Inc.

April 28, 2016

3. The opinion set forth in this letter (a) deals only with the specific legal issue or issues it explicitly addresses and (b) does not address any other matter.

Subject to the qualifications set forth in this letter, it is our opinion that the Shares are validly issued, fully paid and non-assessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” in the Registration Statement and the prospectus that forms a part thereof. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

HODGSON RUSS LLP

By:	/s/ John J. Zak
John J. Zak